Exhibit 99

IDEXX LABORATORIES, INC.
One IDEXX Drive
Westbrook, ME 04092

March 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:	Confirmation of Arthur Andersen Representations

Ladies and Gentlemen:

           This letter confirms that IDEXX Laboratories, Inc. has received from Arthur Andersen LLP, the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the company and stating that: the audit conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

IDEXX LABORATORIES, INC.

By: /s/ Merilee Raines
Name: Merilee Raines
Title: Vice President, Finance and Treasurer